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                      (HARTFORD INVESTMENT MANAGEMENT LOGO)

                                 EXHIBIT P.(II)
                     HARTFORD INVESTMENT MANAGEMENT COMPANY

                                 CODE OF ETHICS
                         EFFECTIVE AS OF JANUARY 1, 2006

Section 1 - Introduction

In accordance with Rule 17j-1 under the Investment Company Act of 1940 and Rule 204A-1 under the Investment Advisers Act of 1940, the Hartford-sponsored mutual funds and each Hartford affiliated registered investment adviser must adopt and administer a code of ethics (the "Code"). The adoption and administration of the Code is predicated upon the following principles: (1) at all times place the interests of investment company shareholders and advisory account clients ahead of the interests of Hartford Investment Management Company ("HIMCO") and HIMCO's personnel; (2) all personal securities transactions should be conducted consistent with applicable law and regulation and the general principles set forth in the Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an individual's position of trust and responsibility; and (3) personnel should not take inappropriate advantage of their positions. Further, all Supervised Persons of the Hartford Investment Management Company are required to comply with the Federal Securities Laws.

This Code imposes certain trading restrictions, including prohibitions on the purchase of equity securities in initial public offerings, prohibitions on the purchase of most fixed income securities, pre-clearance requirements for the purchase or sale of most other securities and prohibitions on the knowing purchase or sale of most securities that are being considered for purchase or sale or are the subject of a pending purchase or sale order for any client. This Code also addresses issues such as market timing, late trading, gifts and service on boards of directors.

Requirements set forth under this Code are in addition to the obligations employees of HIMCO have to comply with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. The Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. is specifically incorporated herein by this reference.

Section 2 - General Principles

(a) Shareholder and Client Interests Come First - Every Supervised Person owes a fiduciary duty to the shareholders of Accounts and to the Managed Account Clients (defined as clients other than registered investment companies including unregistered investment companies, institutional clients and

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individuals). This means that in every decision relating to investments, every
Supervised Person must recognize the needs and interests of the Account shareholders and the Managed Account Clients, and be certain that at all times the interests of the Account shareholders and other Managed Account Clients are placed ahead of any personal interest.

(b) Avoid Actual or Potential Conflicts of Interest - The restrictions and requirements of the Code are designed to prevent behavior, which actually or potentially conflicts, or raises the appearance of actual or potential conflict, with the interest of the Account shareholders or the Managed Account Clients. It is of the utmost importance that the personal securities transactions of Supervised Persons be conducted in a manner consistent with both the letter and spirit of the Code, including these principles, to ensure the avoidance of any such conflict of interest.

(c) Do Not Take Advantage of Position of Trust - Every Supervised Person should be mindful that such individual is in a position of trust and responsibility, and such individual must not abuse or take advantage of that position.

Section 3 - Prohibition on Certain Purchases and Sales of Securities and Related Requirements

(a) Trading Restriction on Access Persons - An Access Person shall not purchase or sell, directly or indirectly, any Covered Security of an issuer in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which to his or her actual knowledge at the time of such purchase or sale is being considered for purchase or sale by any Account or is the subject of a pending order or trade by any Account. Generally, a purchase or sale by an Access Person within seven days prior to a purchase or sale by any Account may be scrutinized for possible sanction in accordance with Section 6.

(b) Ban on Trading in Covered Fixed Income Securities by Access Persons - An Access Person shall not purchase or sell, directly or indirectly for his or her account, a Covered Fixed Income Security. Any profits realized on such trades, as determined by the Chief Compliance Officer (or his or her delegee), may be disgorged. However, this restriction shall not apply to the purchase of Covered Municipal Securities if all of the following conditions are met:

     (1) If the Access Person proposing to purchase such Covered Municipal Security is a member of HIMCO's Municipal Bond Sector, the Covered Municipal Securities are proposed to be purchased in an offering by the issuer during the retail subscription period (when HIMCO would not be permitted to purchase such securities).

     (2) The principal amount of Covered Municipal Securities proposed to be purchased by the Access Person where such Access Person would acquire a direct or indirect Beneficial Ownership of such Covered Municipal Securities does not exceed $50,000 in the aggregate.

     (3) The Access Person agrees that the Covered Municipal Securities will be held until maturity, unless authorization for an earlier sale is otherwise granted as contemplated by this policy.


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     (4) Such purchase may not be within the seven calendar day period before or after an Account buys or sells that Covered Municipal Security. Any profits realized on such trades may be disgorged as determined by the Chief Compliance Officer (or his or her delegee).

Additionally, this restriction shall not apply to the sale of Covered Municipal Securities (i) held for the account of an Access Person on July 1, 2004 (the effective date of this restriction) or (ii) in the case of an Access Person experiencing a hardship as described in US Treasury Regulations Section 1.401(k)-1(d)(2)(iv), as amended from time to time (generally including expenses for medical care, costs directly related to the acquisition of a principal residence, payment of education related expenses and payments necessary to prevent eviction or foreclosure of a principal residence). The existence of a hardship shall be determined by the Chief Compliance Officer (or his or her delegee) of HIMCO. For the purposes of this Code, the maturity of a Covered Municipal Security shall be deemed not to be a sale of that security.

(c) Pre-Clearance - To help prevent front running and other trading abuses and actual or potential conflicts of interest, Access Persons shall pre-clear certain specified trades. These pre-clearance requirements are contained in Sections 3(f) and 5(e). If pre-clearance is required in accordance with this Code, an Access Person may not purchase or sell, directly or indirectly, any Covered Security unless pre-clearance approval to make the purchase or sale has been granted in accordance with this Code. If pre-clearance approval is received, an Access Person may place an order for purchase or sale only during the Pre-Clearance Effectiveness Period, which order may not be revoked or withdrawn by such Access Person outside of the Pre-Clearance Effectiveness Period unless a new pre-clearance approval is received for such revocation or withdrawal.

(d) Limit on Pre-Clearance Equity Security Transactions - Generally, Access Persons may not make more than 20 requests for approval in any calendar quarter for the purchase or sale of a Pre-Clearance Equity Security.

(e) IPOs - Access Persons may not acquire any equity security in an initial public offering.

(f) Private Placements - Access Persons may not acquire any security in a private placement pursuant to Section 4(2), Section 4(6) or Regulation D under the Securities Act of 1933 without express prior approval by the Chief Compliance Officer (or his or her delegee) of HIMCO. If, after the purchase, the purchasing party may play a part in the Account's subsequent consideration of an investment in the issuer, the Investment Personnel must make a disclosure to the Chief Compliance Officer (or his or her delegee) of HIMCO of this conflicting interest. If a decision is made to purchase such a security for the Account, an independent review of the investment decision will be made by Investment Personnel with no personal interest in the issuer.

(g) Short-term Trades - Investment Personnel may not profit from the purchase and sale, or sale and purchase of a Covered Security for his or her account within 60 calendar days without a written exemption from the Chief Compliance Officer (or his or her delegee). Any profits realized in such short-term trades may be disgorged as determined by the Chief Compliance Officer (or his or her delegee). Equity securities of issuers with a market capitalization of at least $5 billion are not subject to this restriction.


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(h) Prohibition on Market Timing and Late Trading in Hartford Advised or
Underwritten Funds - Supervised Persons may not engage, directly or indirectly, in any transaction in shares of any mutual fund where HIMCO or a control affiliate acts as adviser or principal underwriter of such fund which is (i) in violation of Rule 22c-1 under the Investment Company Act of 1940 or (ii) in violation of or more frequent than is permitted by the prospectus for such fund (or by the prospectus for a variable product investing in such fund) or by The Hartford Investment and Savings Plan.

(i) Gifts and Entertainment - Supervised Persons may not accept gifts or entertainment beyond those courtesies deemed to be customary, reasonable and proper under the particular business circumstances from any person or entity that does business with or on behalf of any Account. Acceptance of all gifts must be in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. and the Gift and Entertainment Policy of HIMCO.

(j) Service on Boards of Directors - Supervised Persons may not serve on the boards of directors of a company unless such service is approved in accordance with the Code of Ethics and Business Conduct of The Hartford Financial Services Group, Inc. Additionally, Supervised Persons must provide notice of any approved service on a board of directors to the Chief Compliance Officer (or his or her delegee) of HIMCO.

Section 4 - Exempted Transactions

The trading restrictions of Section 3 and the pre-clearance requirements of
Section 5(e) of this Code shall not apply to:

(a) Purchases or sales effected in any personal investment account over which the Access Person has no direct or indirect influence or control. (An Access Person is presumed to have direct influence or control over the account of a spouse, minor child or other dependent relatives.);

(b) Purchases or sales which are non-volitional on the part of either the Access Person or an Account;

(c) Purchases which are part of any automatic investment plan;

(d) Purchases effected upon the exercise of rights issued by an issuer pro-rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired; and

(e) Purchases and sales of Exchange Traded Funds.

Additionally, the holdings and transaction reporting requirements of Sections 5(a), (b) and (d) of this Code shall not apply to transactions described in
Section 4(a) of this Code, and the transaction reporting requirements of Sections 5(b) and (d) of this Code shall not apply to transactions described in
Section 4(c) of this Code.


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Section 5 - Compliance Procedures

(a) Initial and Annual Holdings Report - Within ten days of becoming an Access Person and not later than February 14th of each year thereafter, each Access Person must submit a report to the Chief Compliance Officer (or his or her delegee) with the information listed below.

     (1) The title, type, number of shares, the exchange ticker symbol or cusip number and principal amount of all Covered Securities Beneficially Owned by the Access Person.

     (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the Access Person's direct or indirect benefit.

     (3) The date the report is submitted.

The report should contain information that is no more than 45 days old. With respect to Covered Securities held in The Hartford Investment and Savings Plan, in lieu of the report described above, Access Persons may confirm in writing a composite record retained by HIMCO of the information required in the report. When reporting with respect to variable products which invest in Covered Securities, the report should include the above information with respect to the underlying Covered Securities.

(b) Quarterly Reporting - Every Access Person shall, within 30 days of the end of each calendar quarter, report to the Chief Compliance Officer (or his or her delegee), with respect to transactions in any Covered Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Covered Security, the information listed below.

     (1) The date of the transaction, the title, the exchange ticker symbol or cusip number and the number of shares, and the principal amount of each Covered Security involved.

     (2) The nature of the transaction (i.e. purchase, sale or any other type of acquisition or disposition).

     (3) The price at which the transaction was effected.

     (4) The name of the broker, dealer or bank with or through whom the transaction was effected.

     (5) If the Access Person has established a brokerage account during the quarterly period, the name of the broker, dealer or bank and the date the account was established.

     (6) The date the report is submitted.

(c) Review of Reports - The Chief Compliance Officer (or his or her delegee) shall be responsible for reviewing all reports referenced above.


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(d) Confirmations - Access Persons must direct their brokers to send duplicate copies of confirmations for all Covered Security transactions to the Chief Compliance Officer (or his or her delegee), except with respect to transactions in Internal Revenue Code Section 529 Plans administered by an Affiliate of HIMCO. Access Persons need not make the reports required by Section 5(b) with respect to investments in The Hartford Investment and Savings Plan, so long as all of the information required thereby has otherwise been provided to the Chief Compliance Officer (or his or her delegee) in the time period required by
Section 5(b).

(e) Pre-Clearance - In addition to the pre-clearance requirements discussed in Sections 3(c) and 3(f),

     (1) Access Persons must pre-clear the purchase or sale of all Covered Municipal Securities with the Chief Compliance Officer (or his or her delegee) of HIMCO. The Chief Compliance Officer (or his or her delegee) will consider, but not be limited to considering, whether the requirements of the Covered Municipal Security exceptions set forth in clauses (1) through (4) of Section 3(b) hereof are met.

     (2) Access Persons must pre-clear the purchase or sale of all Pre-Clearance Equity Securities with the Chief Compliance Officer (or his or her delegee) of HIMCO. The Chief Compliance Officer (or his or her delegee) may consider, but not be limited to considering the following: is the Access Person aware that the Pre-Clearance Equity Security of the issuer is being considered for purchase or sale by any Account; has the Pre-Clearance Equity Security been purchased or sold by any Account within the previous seven days; does the Access Person have any material non-public information concerning the issuer of the Pre-Clearance Equity Security or would the proposed transaction otherwise violate HIMCO's Policy on Receipt and Use of Material Non-public Inside Information; are any orders or trades of an Account pending for the Pre-Clearance Equity Security or any other security of the issuer. The Chief Compliance Officer (or his or her delegee) may contact credit analysts or Portfolio Managers to affirm a Pre-Clearance Equity Security of an issuer is not under consideration.

     (3) All Private Sector Personnel must pre-clear the purchase or sale of all Unaffiliated Covered Securities with the Chief Compliance Officer (or his or her delegee) of HIMCO. The Chief Compliance Officer (or his or her delegee) will consider, but not be limited to considering the following: is the Access Person aware that an Unaffiliated Covered Security of the issuer is being considered for purchase or sale by any Account; does the Access Person have any material non-public information concerning the issuer of the Unaffiliated Covered Security; are any orders or trades of an Account pending for the Unaffiliated Covered Security of the issuer. The Chief Compliance Officer (or his or her delegee) may contact credit analysts or Portfolio Managers to affirm an Unaffiliated Covered Security of an issuer is not under consideration. If pre-clearance is requested in accordance with this subsection (3), it is not also required that Private Sector Personnel request pre-clearance in accordance with subsections (1) and (2) above.

(f) Training - All new Supervised Persons shall be trained, as appropriate, regarding the requirements of this Code. In addition, Supervised Persons will receive periodic updates, as appropriate, regarding compliance with this Code. Training typically takes place through organized seminars, though computer-based training may also be used. Other training methods may be used if found suitable by the Chief Compliance Officer (or his or her delegee) of HIMCO.


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(g) Code of Ethics Amendments and Certifications - HIMCO shall provide all
Supervised Persons with a copy of this Code and any amendments thereto as they become available. All Supervised Persons of HIMCO must certify that they have read and understood the Code (upon initial employment and annually) and have complied with its requirements (annually).

(h) Report to Board - On an annual basis, management of HIMCO must submit to the Board of Directors of each mutual fund where it acts as adviser of such fund a written report which:

     (1) Describes any issues arising under the Code or procedures since the last report to the Board of Directors, including, but not limited to, information about material violations of the Code or procedures and sanctions imposed in response to the material violations relating to funds managed by HIMCO; and

     (2) Certifies that HIMCO has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

(i) Determination of Access Persons - The Chief Compliance Officer (or his or her delegee) of HIMCO shall determine, from time to time, the identity of the persons meeting the definition of "Access Persons" and, to the extent necessary for the administration of this policy, each subcategory thereof, including, "Advisory Persons," "Investment Personnel," "Portfolio Managers," and "Private Sector Personnel." The determination of the Chief Compliance Officer (or his or her delegee) of HIMCO shall be final.

Section 6 - Violations and Sanctions

(a) Upon discovering a violation of this Code, a Supervised Person of HIMCO shall report such violation to the Chief Compliance Officer (or his or her delegee) of HIMCO.

(b) Upon discovering a violation of this Code, HIMCO may impose such sanctions as they deem appropriate, including, among other things, a letter of sanction, compelled sales, disgorgement of profits, suspension or termination of the employment of the violator. All material violations of this Code and any sanctions imposed with respect thereto shall be reported periodically to the President of HIMCO and the Director of Compliance of The Hartford Financial Services Group, Inc.

Section 7 - Exemptive Procedure

The Chief Compliance Officer (or his or her delegee) of HIMCO, the Director of Investment Law of The Hartford Financial Services Group, Inc. and the Director of Compliance of The Hartford Financial Services Group, Inc. (collectively, the "Waiver and Exemption Committee") may jointly grant exemptions from the requirements in this Code in appropriate circumstances. In addition, violations of the provisions regarding personal trading will presumptively be subject to being reversed in the case of a violative purchase, and to disgorgement of any profit realized from the position by payment of the profit to any client disadvantaged by the transaction, or to a charitable organization, as determined by the Waiver and Exemption Committee, unless the violator establishes to the satisfaction of the Waiver


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and Exemption Committee that under the particular circumstances disgorgement would be an unreasonable remedy for the violation.

Section 8 - Annual Review of Code

This Code shall be reviewed at least annually by HIMCO and, at such time(s), shall be revised to reflect any changes in law or other changes to this Code deemed appropriate.

Section 9 - Definitions

(a) "Access Person" means (i) any Supervised Person of HIMCO (1) who has access to nonpublic information regarding any clients' purchase or sale of securities, or nonpublic information regarding the portfolio holdings of any registered investment company where HIMCO or its control affiliate acts as adviser or principal underwriter of such fund or (2) who is involved in making securities recommendations to clients, or who has access to such recommendations that are nonpublic; and (ii) any director, officer, general partner or Advisory Person of HIMCO, including persons defined below as Investment Personnel and Portfolio Managers.

(b) "Account" means any registered investment company or advisory account for which HIMCO is the investment adviser or sub-adviser.

(c) "Advisory Person" means (i) any employee of HIMCO (or of any company in a control relationship to HIMCO), who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Covered Security by any Account, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (ii) any natural person in a control relationship to any registered investment company Account or HIMCO who obtains information concerning recommendations made to such registered investment company Account with regard to the purchase or sale of a Covered Security by such registered investment company Account.

(d) "Beneficial Ownership," "Beneficially Own," and derivations thereof, mean that you directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise, have or share in the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in a security.

     Without limiting the foregoing, you are presumed to have Beneficial Ownership in all of the following, as applicable:

          (1) securities held by members of your immediate family sharing the same household with you, although the presumption of Beneficial Ownership may be rebutted;

          (2) your interest in securities held by a trust, which may include both trustees with investment control and, in some instances, trust beneficiaries;


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          (3)  your right to acquire securities through the exercise or conversion of any derivative security, whether or not presently exercisable;

          (4) your proportionate interest as a general partner in the portfolio securities held by any general or limited partnership;

          (5) certain performance-related fees other than an asset-based fee, received by any broker, dealer, bank, insurance company, investment company, investment adviser, investment manager, trustee or person or entity performing a similar function; and

          (6) any right you may have to dividends that is separated or separable from the underlying securities. Otherwise, the right to dividends alone shall not represent Beneficial Ownership in the securities.

You are not deemed to have Beneficial Ownership in the portfolio securities held by a corporation or similar entity in which you own securities if you are not a controlling shareholder of the entity and you do not have or share investment control over the entity's portfolio.

(e) "Covered Security" means any interest or instrument commonly known as a security, except that it shall not include direct obligations of the United States, bankers' acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by The Hartford Financial Services Group, Inc., shares of open-end mutual funds (unless it is an Exchange Traded Fund or unless HIMCO or its control affiliate acts as adviser or principal underwriter of such fund), variable annuities (unless issued by a control affiliate of HIMCO and variable life insurance products (unless issued by a control affiliate of HIMCO). The following additional terms must be understood in connection with the requirements of this Code:

     (1) Without limitation, a "security" includes any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateral-trust certificate, preorganization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guarantee of, or warrant or right to subscribe to or purchase, any of the foregoing.

     (2) "Pre-Clearance Equity Security" means an Unaffiliated Covered Security other than (i) a Covered Fixed Income Security or (ii) a security of an issuer included within the S&P 500 Index.

     (3) "Covered Fixed Income Security" means a Covered Security commonly known as a fixed income security and (i) providing for specific periodic payments and the eventual return of principal at maturity (as in the case of a note or bond) or (ii) providing for periodic dividends at


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     a specified rate (as in the case of certain preferred stock). The determination of the Chief Compliance Officer (or his or her delegee) of HIMCO as to whether a particular preferred stock is a Covered Fixed Income Security shall control.

     (4) "Covered Municipal Security" means a Covered Fixed Income Security that is issued by a state, territory or possession of the United States, or by any municipality, political subdivision (including cities, counties, school districts and special districts for fire prevention, water, sewer, irrigation and other purposes) or public agency or instrumentality (such as an authority or commission) of one or more of the foregoing.

     (5) "Unaffiliated Covered Security" means any interest or instrument commonly known as a security (as defined in subsection (e)(1) above), except that it shall not include direct obligations of the United States, bankers' acceptances, certificates of deposit, commercial paper, high quality short-term debt instruments (including repurchase agreements), securities issued by The Hartford Financial Services Group, Inc., shares of open-end mutual funds, variable annuities, and variable life insurance products.

Generally, the term Covered Security is interpreted to include derivative securities of Covered Securities. If you have any question or doubt as to whether a security is a Covered Security you should contact the Chief Compliance Officer (or his or her delegee) of HIMCO for a determination in the specific case. The determination of the Chief Compliance Officer (or his or her delegee) shall control.

(f) "Exchange Traded Fund" means an investment company (whether open-end or closed-end) that is traded on a securities exchange and is designed to replicate a specific index (whether equity or fixed income), or sub-components of an index. Examples include SPDRS, Diamonds, Midcap SPDRS and WEBS.

(g) "Federal Securities Laws" means the Securities Act of 1933, Securities Exchange Act of 1934, Sarbanes-Oxley Act of 2002, Investment Company Act of 1940, Investment Advisers Act of 1940, title V of the Gramm-Leach-Bliley Act, rules adopted by the Securities and Exchange Commission ("SEC") under these laws, certain provisions of the Bank Secrecy Act applicable to registered investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

(h) "Investment Personnel" means Portfolio Managers, analysts and traders of HIMCO who, in connection with their regular functions or duties, take part in the process of making decisions about Account investments.

(i) "Managed Account Client" means any client of HIMCO other than a registered investment company. Managed Account Clients include, without limitation, unregistered investment companies, institutional clients and individuals.

(j) "Portfolio Managers" means personnel of HIMCO who make decisions about Account investments.


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(k) "Pre-Clearance Effectiveness Period" means the day on which approval pursuant to Section 5(e) of this policy is communicated to the Access Person.

(l) "Private Sector Personnel" means Access Persons who meet the definition of "Private Sector Personnel" in HIMCO's policy on the Receipt and Use of Material Non-Public Inside Information.

(m) "Purchase or sale" of a security includes, among other things, the writing of an option to purchase or sell such security.

(n) "Supervised Person" means any partner, officer, director (or other person occupying a similar status or performing similar functions), or employee of HIMCO, or other person who provides investment advice on behalf of HIMCO and is subject to the supervision and control of HIMCO.

Revised effective: January 1, 2006


                                        /s/ David M. Znamierowski
                                        ----------------------------------------
                                        Signature

                                        David M. Znamierowski
                                        President


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                      (HARTFORD INVESTMENT MANAGEMENT LOGO)

                     HARTFORD INVESTMENT MANAGEMENT COMPANY
                                 CODE OF ETHICS

                                  CERTIFICATION

The undersigned hereby certifies that the undersigned:

1) Has read and understands the Code of Ethics of Hartford Investment Management Company (the "Code of Ethics");

2)   Recognizes that the undersigned is subject to the Code of Ethics;

3) Has complied with the requirements of the Code of Ethics, including the disclosure or reporting of all personal securities transactions required by the Code of Ethics; and

4) Does not have any interest or relationship that could create a real, apparent or potential conflict of interest contrary to the requirements, spirit or general principles set forth in the Code of Ethics, except for the following:

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Dated:
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                                        Signature

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                                        Printed Name


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